UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2021

BLUE OWL CAPITAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39653	86-3906032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

399 Park Avenue, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 419-3000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	OWL	New York Stock Exchange
Warrants to purchase Class A Common Stock	OWL.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 18, 2021, Blue Owl Capital Inc. (“Blue Owl”) announced its entry into a definitive Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 17, 2021, to acquire Oak Street Real Estate Capital, LLC and its investment advisory business (“Oak Street”). Pursuant to the Merger Agreement, Blue Owl will acquire 100% of Oak Street’s management company earnings and 100% of the right to allocate Oak Street’s carried interest earnings on future funds (the “Transaction”) for an aggregate closing purchase price of $950 million (the “Closing Consideration”). Oak Street equityholders will be entitled to receive their respective portions of the Closing Consideration in cash and may generally elect to receive up to approximately 78% of their respective portions of the Closing Consideration in the form of common units in each of Blue Owl Capital Holdings LP and Blue Owl Capital Carry LP (collectively, “Blue Owl Common Units”) and corresponding non-economic, one vote-only shares of Class C Common Stock, par value $0.0001 per share, of Blue Owl (the “Class C Shares”). Up to an aggregate of approximately 39 million Blue Owl Common Units are issuable in satisfaction of the closing purchase price.

The Closing Consideration is subject to adjustment to the extent, among other things, working capital or debt of Oak Street at the closing of the Transaction (the “Closing”) is different than agreed upon targets. In addition, upon the achievement of certain performance thresholds, at future dates Oak Street equityholders will be entitled to earnouts payable in cash or, at their election, up to an aggregate of approximately 39 million Blue Owl Common Units, subject to vesting. Marc Zahr, Co-Founder and CEO of Oak Street, has agreed to receive approximately 25% of his portion of the Closing Consideration payable to Oak Street equityholders in cash and approximately 75% in the form of Blue Owl Common Units and Class C Shares.

The Transaction is expected to close in the fourth quarter of 2021, subject to customary closing conditions. The cash consideration for the Transaction will be funded through cash on hand of Blue Owl.

The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, which also contains customary termination provisions, closing conditions and indemnities. Mr. Zahr has also executed a support agreement in connection with the Transaction.

The Transaction contemplates, among other things, tax receivable agreement benefits and registration rights for Oak Street equityholders electing to receive Blue Owl Common Units and Blue Owl Class C Shares in lieu of cash.

The Transaction further contemplates that Mr. Zahr will become a member of Blue Owl’s board of directors and executive committee as of the Closing. In addition, Blue Owl and Mr. Zahr have entered into an employment agreement, to become effective at the Closing, pursuant to which Mr. Zahr will be appointed as President of the Oak Street division of Blue Owl. In connection with the foregoing, Mr. Zahr and certain other Oak Street principals will execute restricted covenant agreements.

The foregoing description of the Merger Agreement and the Transaction does not purport to be complete and is qualified in its entirety by reference to the complete terms and conditions of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference.

The Blue Owl Common Units and Blue Owl Class C Shares issuable in connection with the Transaction will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01. Regulation FD Disclosure.

On October 18, 2021, Blue Owl issued a press release announcing, among other things, Blue Owl’s entry into the Merger Agreement with respect to the Transaction. The press release is included as Exhibit 99.1 hereto.

On October 18, 2021, Blue Owl posted an investor presentation to its website, ir.blueowl.com, summarizing certain terms of the Transaction. The presentation is included as Exhibit 99.2 hereto.

The information disclosed under this Item 7.01, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated October 17, 2021, by and among Blue Owl Capital Inc., Blue Owl Capital GP LLC, Blue Owl Capital Holdings LP, Blue Owl Capital Carry LP, Flyer Merger Sub I, LLC, Flyer Merger Sub II, LP, OSREC GP Holdings, LP, Oak Street Real Estate Capital, LLC, SASC Feeder, LP and Augustus, LLC

99.1	Press Release, dated October 18, 2021

99.2	Investor Presentation, dated October 18, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2021

BLUE OWL CAPITAL INC.

By:	/s/ Neena A. Reddy
Name:	Neena A. Reddy
Title:	General Counsel and Secretary